Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements of Dominion Energy, Inc. (Dominion Energy) consist of a condensed consolidated balance sheet at June 30, 2018, consolidated statement of income for the six months ended June 30, 2018 and a consolidated statement of income for the year ended December 31, 2017, which reflect Dominion Energy’s anticipated acquisition of SCANA Corporation (SCANA), expected to occur by the end of 2018. The unaudited pro forma consolidated financial statements included herein have been derived from the following historical financial statements:

•	the audited financial statements of Dominion Energy for the year ended December 31, 2017;

•	the unaudited interim financial statements of Dominion Energy for the six months ended June 30, 2018;

•	the audited financial statements of SCANA for the year ended December 31, 2017; and

•	the unaudited interim financial statements of SCANA for the six months ended June 30, 2018.

On January 2, 2018, Dominion Energy entered into an Agreement and Plan of Merger (the merger agreement) with SCANA, which provides for a stock-for-stock merger in which SCANA shareholders would receive 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock. Following completion of the merger, SCANA would operate as a wholly-owned subsidiary of Dominion Energy.

The pro forma adjustments have been prepared as if the acquisition of SCANA occurred on June 30, 2018 in the case of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2017 in the case of the unaudited pro forma consolidated statements of income. The unaudited pro forma consolidated financial statements should be read in conjunction with the related notes, which are included herein, the financial statements and notes included in Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated in its Current Report on Form 8-K, filed on June 6, 2018, and Quarterly Report on Form 10-Q for the six months ended June 30, 2018, and the financial statements and notes included in SCANA’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the six months ended June 30, 2018.

The unaudited pro forma consolidated financial statements do not necessarily reflect what Dominion Energy’s financial position and results of operations would have been if it had owned SCANA during the periods presented. In addition, they are not necessarily indicative of its future results of operations or financial condition. The assumptions and adjustments give pro forma effect to events, described below, that are (i) directly attributable to Dominion Energy’s acquisition of SCANA, (ii) factually supportable, and (iii) with respect to the unaudited pro forma consolidated statements of income, expected to have a continuing impact on Dominion Energy. The actual adjustments may differ from the pro forma adjustments.

The unaudited pro forma consolidated financial statements give effect to Dominion Energy’s acquisition of SCANA for total consideration consisting of the right to receive 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock. While additional financing, either through the issuance of common stock or debt, may be required by Dominion Energy to fund certain provisions proposed to the Public Service Commission of South Carolina (SCPSC) in connection with the merger agreement, such financing transactions have not been reflected in the unaudited pro forma consolidated financial statements due to the uncertainty of such plans at this point in time.

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT JUNE 30, 2018

	Dominion Energy	SCANA	Pro Forma Adjustments		Dominion Energy Pro Forma
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$190	$238	$120	(q)	$548
Customer receivables	1,510	503	(8	) (q)	2,005
Other receivables	133	305	—		438
Inventories	1,429	286	—		1,715
Regulatory assets	616	14	—		630
Other	732	148	(240	) (q)	640

Total current assets	4,610	1,494	(128)		5,976

Investments
Nuclear decommissioning trust funds	5,159	136	—		5,295
Investment in equity method affiliates	1,710	22	—		1,732
Other	339	117	—		456

Total investments	7,208	275	—		7,483

Property, Plant and Equipment
Property, plant and equipment	76,458	16,908	255	(n)	93,483
			(138	) (f)
Accumulated depreciation, depletion and amortization	(21,854)	(6,047)	138	(f)	(27,763)

Total property, plant and equipment, net	54,604	10,861	255		65,720

Deferred Charges and Other Assets
Goodwill	6,405	210	1,568	(g)	8,183
Regulatory assets	2,395	5,757	(842	) (e)	7,310
Other	2,853	304	144	(i)	3,301

Total deferred charges and other assets	11,653	6,271	870		18,794

Total assets	$78,075	$18,901	$997		$97,973

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT JUNE 30, 2018

	Dominion Energy	SCANA	Pro Forma Adjustments		Dominion Energy Pro Forma
(millions)
LIABILITIES AND EQUITY
Current Liabilities
Securities due within one year	$2,950	$568	$—		$3,518
Short-term debt	2,745	517	—		3,262
Accounts payable	660	263	59	(b)	974
			(8	) (q)
Regulatory liabilities	424	221	1,300	(c)	2,083
			138	(d)
Other	2,139	396	(120	) (q)	2,524
			64	(j)
			35	(h)
			6	(n)
			4	(k)

Total current liabilities	8,918	1,965	1,478		12,361

Long-Term Debt
Long-term debt	26,679	6,098	51	(l)	32,833
			5	(l)
Junior subordinated notes	3,981	—	—		3,981
Remarketable subordinated notes	1,382	—	—		1,382
Credit facility borrowings	73	—	—		73

Total Long-term debt	32,115	6,098	56		38,269

Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	4,844	1,333	(425	) (o)	5,752
Regulatory liabilities	7,065	3,019	(1,098	) (c)	9,423
			437	(d)
Other	5,097	1,149	249	(n)	6,522
			16	(k)
			11	(j)

Total deferred credits and other liabilities	17,006	5,501	(810)		21,697

Total liabilities	58,039	13,564	724		72,327

Commitments and Contingencies
Equity
Common stock - no par	10,782	2,389	(2,389	)(m)	17,677
			6,895	(a)
Retained earnings	8,820	2,987	(2,987	) (m)	7,535
			(842	) (e)
			(575	) (d)
			(202	)(c)
			(59	) (b)
			(20	) (k)
			(15	) (h)
			428	(o)
Accumulated other comprehensive loss	(1,538)	(39)	39	(p)	(1,538)

Total common shareholders’ equity	18,064	5,337	273		23,674

Noncontrolling interests	1,972	—	—		1,972

Total equity	20,036	5,337	273		25,646

Total liabilities and equity	$78,075	$18,901	$997		$97,973

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE, 2018

	Dominion Energy	SCANA	Pro Forma Adjustments		Dominion Energy Pro Forma
(millions, except per share amounts)
Operating Revenue	$6,554	$2,023	$11	(j)	$8,550
			(38	) (q)

Operating Expenses
Electric fuel and other energy-related purchases	1,367	375	(6	) (q)	1,736
Purchased electric capacity	37	7	—		44
Purchased gas	404	598	(32	) (q)	970
Other operations and maintenance	1,803	410	—		2,213
Impairment loss	—	4	—		4
Depreciation, depletion and amortization	961	199	17	(i)	1,177
Other taxes	365	140	—		505

Total operating expenses	4,937	1,733	(21)		6,649

Income from operations	1,617	290	(6)		1,901

Other income	285	133	1	(q)	419
Interest and related charges	675	192	(10	) (l)	855
			(1	) (l)
			(1	) (q)

Income from operations including noncontrolling interests before income tax expense	1,227	231	7		1,465
Income tax expense	223	54	2	(o)	279

Net Income Including Noncontrolling Interests	1,004	177	5		1,186
Noncontrolling Interests	52	—	—		52

Net Income Attributable to Dominion Energy	$952	$177	$5		$1,134

Average shares of common stock outstanding - basic	651.6	142.9	(47.3	) (s)	747.2
Average shares of common stock outstanding - diluted	651.8	142.9	(47.3	) (s)	747.4
Earnings Per Common Share - Basic	$1.46	$1.24			$1.52
Earnings Per Common Share - Diluted	$1.46	$1.24			$1.52

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2017

	Dominion Energy	SCANA	Pro Forma Adjustments		Dominion Energy Pro Forma
(millions, except per share amounts)
Operating Revenue	$12,586	$4,407	$64	(j)	$16,998
			(59	) (q)

Operating Expenses
Electric fuel and other energy-related purchases	2,301	661	(8	) (q)	2,954
Purchased electric capacity	6	13	—		19
Purchased gas	701	1,156	(51	) (q)	1,806
Other operations and maintenance	3,068	737	(9	) (r)	3,796
Impairment loss	—	1,118	—		1,118
Depreciation, depletion and amortization	1,905	382	46	(i)	2,333
Other taxes	668	264	—		932

Total operating expenses	8,649	4,331	(22)		12,958

Income from operations	3,937	76	27		4,040

Other income	358	56	(9	) (r)	405
Interest and related charges	1,205	363	(19	) (l)	1,548
			(1	) (l)

Income (loss) from operations including noncontrolling interests before income tax expense (benefit)	3,090	(231)	38		2,897
Income tax expense (benefit)	(30)	(112)	15	(o)	(127)

Net Income (Loss) Including Noncontrolling Interests	3,120	(119)	23		3,024
Noncontrolling Interests	121	—	—		121

Net Income (Loss) Attributable to Dominion Energy	$2,999	$(119)	$23		$2,903

Average shares of common stock outstanding - basic	636.0	142.9	(47.3	) (s)	731.6
Average shares of common stock outstanding - diluted	636.0	142.9	(47.3	) (s)	731.6
Earnings (Loss) Per Common Share - Basic	$4.72	$(0.83)			$3.97
Earnings (Loss) Per Common Share - Diluted	$4.72	$(0.83)			$3.97

DOMINION ENERGY, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma consolidated financial statements included herein have been derived from the following historical financial statements:

•	the audited financial statements of Dominion Energy for the year ended December 31, 2017;

•	the unaudited interim financial statements of Dominion Energy for the six months ended June 30, 2018;

•	the audited financial statements of SCANA for the year ended December 31, 2017; and

•	the unaudited interim financial statements of SCANA for the six months ended June 30, 2018.

On January 2, 2018, Dominion Energy entered into the merger agreement with SCANA, which provides for a stock-for-stock merger in which SCANA shareholders would receive 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock. Following completion of the merger, SCANA would operate as a wholly-owned subsidiary of Dominion Energy.

The pro forma adjustments have been prepared as if the acquisition of SCANA occurred on June 30, 2018 in the case of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2017 in the case of the unaudited pro forma consolidated statements of income for the year ended December 31, 2017 and for the six months ended June 30, 2018. The adjustments give pro forma effect to events that are (i) directly attributable to Dominion Energy’s acquisition of SCANA, (ii) factually supportable, and (iii) with respect to the unaudited pro forma consolidated statements of income, expected to have a continuing impact on Dominion Energy. The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transaction, and that the pro forma adjustments in the unaudited pro forma consolidated financial statements give appropriate effect to the assumptions. The effects on the unaudited pro forma consolidated financial statements of the transaction described above are more fully described in Note 4.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies followed in preparing the unaudited pro forma consolidated financial statements are those used by Dominion Energy as set forth in the audited historical financial statements and notes of Dominion Energy included in its Annual Report on Form 10-K for the year ended December 31, 2017, as updated in its Current Report on Form 8-K, as filed on June 6, 2018, and in the unaudited historical interim financial statements and notes of Dominion Energy included in its Quarterly Report on Form 10-Q for the six months ended June 30, 2018. The unaudited pro forma consolidated financial statements reflect any adjustments known at this time to conform SCANA’s historical financial information to Dominion Energy’s significant accounting policies based on Dominion Energy’s review of SCANA’s summary of significant accounting policies, as disclosed in the SCANA historical financial statements incorporated by reference, and preliminary discussions with SCANA’s management. Upon completion of the merger and a more comprehensive comparison and assessment, additional differences may be identified.

NOTE 3. PRELIMINARY PURCHASE PRICE AND PRELIMINARY PURCHASE PRICE ALLOCATION

Preliminary Purchase Price

The merger agreement provides that each outstanding share of SCANA common stock will be converted into the right to receive 0.6690 of a share of Dominion Energy common stock.

The fair value of the purchase consideration expected to be transferred on the closing date includes the value of the estimated equity consideration (including the value attributable to the consideration transferred of replacement stock compensation awards). The fair value per share of Dominion Energy common stock was assumed for pro forma purposes to be $72.12 per share, which was the closing price of Dominion Energy’s common stock on August 3, 2018, and may change significantly between these unaudited pro forma consolidated financial statements and the closing of the acquisition. The accompanying unaudited pro forma condensed consolidated balance sheet reflects an estimated preliminary purchase price of approximately $6.9 billion.

The preliminary purchase price for the merger is estimated as follows:

(millions, except exchange ratio and closing price)
SCANA shares outstanding at June 30, 2018	142.9
Exchange ratio (per SCANA share)	0.6690

Estimated total shares Dominion Energy common stock to be issued	95.6
Closing price of Dominion Energy common stock on August 3, 2018	72.12

Estimated equity portion of purchase price	$6,895
Estimated equity compensation	$20

Total estimated purchase price	$6,915

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of SCANA are recorded at fair value on the acquisition date and added to those of Dominion Energy. The pro forma adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition between Dominion Energy and SCANA. Significant portions of SCANA’s operations are subject to the rate-setting authority of the Federal Energy Regulatory Commission, SCPSC or the North Carolina Utilities Commission. The carrying values of the assets and liabilities subject to regulatory accounting under U.S. generally accepted accounting principles, including property, plant and equipment, are considered to approximate the fair values. A fair value adjustment has not been included for SCANA’s pension and other postretirement benefit obligations, which could vary by a significant amount due to potential changes in discount rates, return on plan assets or other assumptions surrounding the determination of these obligations. At this time, Dominion Energy management does not have sufficient information to record any adjustments to measure legal contingencies at fair value or at a reasonably estimable amount. The final purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. The final determination of the purchase price allocation, upon the consummation of the acquisition, will be based on the net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Accordingly, the pro forma purchase price allocation is preliminary and is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table provides a summary of the preliminary allocation of the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of SCANA, based on SCANA’s consolidated balance sheet at June 30, 2018, with all excess value over consideration paid recorded as goodwill.

(millions)
Total current assets	$1,494
Investments	275
Property, plant and equipment	10,861
Goodwill	1,778
Regulatory assets	5,757
Other deferred charges and other assets, including intangible assets	448

Total assets	20,613

Total current liabilities	2,029
Long-term debt	6,154
Deferred tax liabilities	1,336
Regulatory liabilities	3,019
Other deferred credits and other liabilities	1,160

Total liabilities	13,698

Total estimated purchase price	$6,915

NOTE 4. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The following transactions are directly attributable to Dominion Energy’s acquisition of SCANA.

(a)

Reflects the issuance of 95.6 million shares of Dominion Energy common stock to SCANA shareholders as consideration for the acquisition. The number of shares of Dominion Energy common stock was calculated based on 142.9 million shares of SCANA common stock outstanding at June 30, 2018 multiplied by the 0.6690 exchange ratio per the merger agreement. Based on the closing price of Dominion Energy’s common stock at August 3, 2018 of $72.12, such consideration is calculated to have a value of $6.9 billion, as shown in Note 3 above.

(b)	Reflects the accrual of $59 million in estimated transaction costs associated with the acquisition of SCANA by Dominion Energy, including audit, legal and advisory fees.

(c)

Reflects an up-front, one-time rate credit totaling $1.3 billion to all current retail electric service customers of South Carolina Electric & Gas Company (SCE&G) to be paid within 90 days of the closing of the merger, as proposed to the SCPSC, through the reclassification of $1.1 billion of an existing regulatory liability from noncurrent to current and the accrual of an additional $202 million to current regulatory liabilities. The impact of this up-front, one-time rate credit has not been reflected in the unaudited pro forma consolidated statements of income as the $202 million charge is nonrecurring.

(d)

Reflects the accrual of a $575 million refund of amounts previously collected from retail electric customers of SCE&G to be credited over an estimated eight-year period following the merger, as proposed to the SCPSC. The allocation between current and noncurrent regulatory liabilities has been determined based on the expected portion to be credited to customer bills. The impact of this refund has not been reflected in the unaudited pro forma consolidated statements of income as the $575 million charge is nonrecurring.

(e)

Reflects the write-down of $842 million of existing regulatory assets associated with the New Nuclear Development Project under which SCANA and the South Carolina Public Service Authority undertook to construct two Westinghouse AP1000 Advanced Passive Safety nuclear units in Jenkinsville, South Carolina which SCE&G will not seek recovery of following the merger, as proposed to the SCPSC. The impact of this write-down has not been reflected in the unaudited pro forma consolidated statements of income as the $842 million charge is nonrecurring.

(f)

Reflects the presentation of nonregulated property, plant and equipment at estimated fair value and the removal of historical accumulated depreciation. For the purposes of the preliminary purchase price allocation in Note 3, the estimated fair value is equal to the carrying value.

(g)

Reflects the excess of Dominion Energy’s consideration paid of approximately $1.8 billion over the amount of identifiable assets and liabilities assumed in the transaction (goodwill) as shown in Note 3 above. In addition, this reflects the removal of SCANA’s previously recorded goodwill.

(h)

Reflects the estimated settlement of all outstanding SCANA equity compensation awards at the time of the merger, calculated based on an estimated share price of $48.25, which is 0.6690 percent of the share price of Dominion Energy’s common stock at closing on August 3, 2018 of $72.12, and allocated between compensation considered to be service provided prior to the merger ($20 million) and expense to be recognized after the merger ($15 million). The impact of this charge has not been reflected in the unaudited pro forma consolidated statements of income as it is nonrecurring.

(i)

Reflects an intangible asset for the value of customer relationships estimated to be $144 million with a weighted average useful life of approximately three years included within the preliminary purchase price allocation in Note 3. Amortization is based on the expected pattern of economic benefit, estimated to be $46 million, $31 million, $21 million, $14 million and $10 million over the five-year period following the acquisition. Estimated amortization of this asset is $17 million for the six months ended June 30, 2018 and $46 million for the year ended December 31, 2017.

(j)

Reflects a contract liability for the unfavorable terms of an existing contract estimated to be $75 million with a 14-month useful life included within the preliminary purchase price allocation in Note 3. Estimated amortization of this liability is $11 million for the six months ended June 30, 2018 and $64 million for the year ended December 31, 2017.

(k)

Reflects an increase in current liabilities for incremental charitable contributions committed to by Dominion Energy under the terms of the merger agreement of $20 million, $4 million of which is considered a current liability. The impact of this charge has not been reflected in the unaudited pro forma consolidated statements of income as it is nonrecurring.

(l)

Reflects the fair value adjustment of long-term debt of $51 million, on a weighted average maturity of approximately three years, and the write-off of $5 million of unamortized debt issuance costs included within the preliminary purchase price allocation in Note 3. Estimated amortization of the fair value premium, and the elimination of the recorded debt issuance cost amortization, is $10 million and $1 million for the six months ended June 30, 2018, and $19 million and $1 million for the year ended December 31, 2017, respectively.

(m)	Reflects the elimination of SCANA’s historical shareholders’ equity.

(n)

This pro forma adjustment conforms SCANA’s accounting for asset retirement obligations, which we refer to as AROs, to the methodology used by Dominion Energy. The cash flows used to measure Dominion Energy’s pipeline AROs reflect the cost and timing of activities legally required to retire component sections of pipeline as they are removed from service. The cash flows previously used to measure SCANA’s pipeline AROs are those legally required to retire the entire pipeline system at one point in time. As a result of this change in accounting estimate, Dominion Energy recorded an increase of $255 million to property, plant and equipment and increases of $6 million and $249 million to current and noncurrent other liabilities, respectively.

(o)

Reflects income taxes on pro forma adjustments based on an estimated statutory tax rate of 25.0% for the unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma consolidated statement of income for the six months ended June 30, 2018 and an estimated statutory tax rate of 38.3% for the unaudited pro forma consolidated statement of income for the year ended December 31, 2017. The unaudited pro forma condensed consolidated balance sheet includes adjustments related to the preliminary purchase price allocation ($3 million) and related to pro forma adjustment impacting retained earnings ($428 million).

(p)	Reflects the elimination of SCANA’s historical accumulated other comprehensive loss.

(q)

Reflects the elimination of transactions between Dominion Energy and SCANA, primarily for the purchase and sale of natural gas transportation, included in each company’s historical financial statements. In connection with these transactions, amounts for deposits held by Dominion Energy from SCANA have been eliminated and restrictions on the related cash have been removed.

(r)

This pro forma adjustment conforms SCANA’s accounting for certain net periodic pension and other postretirement benefit costs to the methodology used by Dominion Energy. The January 2018 retrospective adoption by Dominion Energy of revised accounting guidance for certain net periodic pension and other postretirement benefit costs requires that the service cost component of net periodic pension and other postretirement benefit costs be classified in the same line item as other compensation costs arising from services rendered by employees, while all other components of net periodic pension and other postretirement benefit costs are classified outside of income from operations. As a result, Dominion Energy recorded corresponding decreases to other operations and maintenance expense and other income in the consolidated statement of income for the year ended December 31, 2017. These adjustments are incorporated in the Dominion Energy financial information included in the unaudited pro forma consolidated statement of income for the year ended December 31, 2017. While SCANA has also adopted the revised accounting guidance (effective January 2018), it has not yet reflected adjustments in its statement of income for the year ended December 31, 2017.

(s)	Reflects the elimination of the SCANA common stock offset by the issuance of 95.6 million shares of Dominion Energy common stock as discussed in tickmark (a).